EXHIBIT 16




December 2, 2003



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated December 2, 2003 of Clean Diesel Technologies, Inc. and are in agreement with the statements contained in paragraphs two and three on pages 1 and 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.



                                       /s/ Ernst & Young LLP


Stamford, Connecticut


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